Exhibit 99.(a)(1)(S)

To:	[Eligible Optionee Name]
From:	Amada.ZapataGill@quest.com
Subject:	Informational Sessions on Terms of Tender Offer

On Monday, June 2, 2008, you received emails announcing our Offer to Amend or Replace Eligible Options and providing a personalized election form. These messages relate to our tender offer to address certain potentially adverse tax consequences associated with discounted stock options held by eligible Quest employees.

We will be holding informational sessions on Tuesday, June 10, 2008 to help explain the material terms of the tender offer.

Date and Time

U.S. Employees - The informational session for U.S. employees will be held on Tuesday, June 10, 2008 at 9:30 a.m. Pacific Daylight Time.

Canadian Employees - The informational session for Canadian employees will be held on Tuesday, June 10, 2008 at 11:30 a.m. Pacific Daylight Time.

Location and Access

U.S. Employees - The informational session will be held at Quest Software’s corporate headquarters, 5 Polaris Way, Aliso Viejo, California 92656 in the A1-A031 meeting room in the Merit Property Management building (adjacent to Building 5). Please plan to attend the informational session. If you are unable to attend in person, the informational session will also be conducted via live webcast using Microsoft Office Live Meeting:

{hyperlink}

You may access the audio portion of the presentation by dialing in to the following toll-free telephone number during the session:

Toll-Free: +1 (888) 373-5705

Toll: +1 (719) 457-3840

Participant Code: [********]

Canadian Employees – The informational session will be conducted live via webcast using Microsoft Office Live Meeting:

{hyperlink}

The audio portion of the presentation can be accessed by dialing in to the following toll-free telephone number during the session:

Toll-Free: +1 (888) 373-5705

Toll: +1 (719) 457-3840

Participant Code: [********]

If you have any problems accessing the webcast or audio portion of these meetings, please contact Microsoft Office Live Meeting support at {link}.

Tender Offer Materials Posted on IQ

For your convenience, electronic copies of the Offer to Amend or Replace Eligible Options, the Election Form and each of the other forms of documents relating to the Offer have been posted on the Tender Offer Documents {link} page on IQ.

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If you believe you have not received the necessary documentation in connection with the tender offer, or if you have any questions about such documentation, please email your questions to TenderOffer@quest.com.

Participation in the tender offer is voluntary, but may enable you to eliminate or minimize the potentially adverse personal tax consequences you may otherwise incur with respect to certain stock option grants. We strongly recommend that you consult with your personal tax advisor to determine the tax consequences of electing or declining to participate in the tender offer.

IMPORTANT: Whether or not you intend to participate in the tender offer, you must submit an executed Election Form indicating your intention to accept or reject the tender offer by Friday, June 27, 2008 at 11:59 p.m., Pacific Time (or a later time if the offer is extended).

Important Information

THIS MESSAGE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE OFFER TO AMEND IS MADE ONLY PURSUANT TO THE “OFFER TO AMEND OR REPLACE” AND RELATED MATERIALS THAT QUEST SOFTWARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS PART OF A TENDER OFFER STATEMENT ON JUNE 2, 2008, THE DATE OF COMMENCEMENT OF THE TENDER OFFER. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS MAY OBTAIN THE TENDER OFFER STATEMENT AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM QUEST SOFTWARE.